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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                FairMarket, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    305158107
                 ------------------------------------------------
                                 (CUSIP Number)

                               September 15, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


             / /   Rule 13d-1(b)

             /X/   Rule 13d-1(c)

             / /   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

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CUSIP    305158107
         --------------
-------------------------------------------------------------------------------
   1.  Name Of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Ticketmaster 95-4546874
-------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)
-------------------------------------------------------------------------------

   3.  SEC Use Only
-------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization  State of Delaware
-------------------------------------------------------------------------------

      Number of        5. Sole Voting Power        2,250,000
        Shares        ---------------------------------------------------------
     Beneficially
       filed by        6. Shared Voting Power      0
     Owned by Each    ---------------------------------------------------------
      Reporting
      Person With      7. Sole Dispositive Power   2,250,000
                      ---------------------------------------------------------

                       8. Shared Dispositive Power 0
-------------------------------------------------------------------------------
  9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                          2,250,000
-------------------------------------------------------------------------------
 10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)
-------------------------------------------------------------------------------
 11.  Percent of Class Represented by Amount in Row (11)
          7.9%
-------------------------------------------------------------------------------
 12.  Type of Reporting Person (See Instructions)
          CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                Page 2 of 4 pages

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ITEM 1.

         (a)      Name of Issuer: FairMarket, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  500 Unicorn Park Drive, Woburn, MA 01801-3341


ITEM 2.

         (a)      Name of Person Filing: Ticketmaster

         (b)      Address of Principal Business Office or, if none, Residence:
                  3701 Wilshire Boulevard, Los Angeles, California 90010

         (c)      Citizenship: State of Delaware

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 305158107


ITEM 3.

         Not applicable.


ITEM 4.

         Ownership.

         (a)      Amount beneficially owned: 2,250,000 shares of Common Stock.

         (b)      Percent of class: 7.9%.

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 2,250,000.

                  (ii)     Shared power to vote or to direct the vote: 0.

                  (iii) Sole power to dispose or to direct the disposition of: 2,250,000.

                  (iv) Shared power to dispose or to direct the disposition of: 0.


ITEM 5.

         Ownership of Five Percent or Less of a Class:  Not applicable.


ITEM 6.

         Ownership of More than Five Percent on Behalf of Another Person:
         Not applicable.


                                Page 3 of 4 pages
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ITEM 7.

         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         Not applicable.


ITEM 8.

         Identification and Classification of Members of the Group:
         Not applicable.


ITEM 9.

         Notice of Dissolution of Group:  Not applicable.


ITEM 10.

         Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           March 28, 2001

                           TICKETMASTER


                           By:  /s/ JOHN PLEASANTS
                               ----------------------
                               John Pleasants
                               Chief Executive Officer






                                Page 4 of 4 pages